EXHIBIT 99.1

FRANKLIN BANK CORP. ANNOUNCES DEFINITIVE AGREEMENT
FOR CEDAR CREEK BANCSHARES, INC.

Houston, Texas September 7 - Franklin Bank Corp. (NASDAQ NM: FBTX) announced the signing of a merger agreement with Cedar Creek Bancshares, Inc. Cedar Creek Bank, a wholly owned subsidiary of Cedar Creek Bancshares, Inc., operates five banking offices, four of which are located in Henderson County and one of which is in Navarro County, Texas. Cedar Creek Bank is presently the third largest bank in Henderson County.

Cedar Creek Bank will be a valuable addition to Franklin’s existing bank network in the East Texas market. The merger will allow Cedar Creek Bank to offer a broader range of products and services to its customers.

Tom Carpenter, president and chief executive officer of Cedar Creek Bancshares, Inc., reported the company’s board of directors unanimously approved the decision. “We feel this merger provides a tremendous opportunity for our valued customers by enabling us to bring more competitive products and better pricing to them.” He then added, “We are pleased to join the Franklin Family of Community Banks because they embrace our hometown, personal touch. We can see their commitment to build on the success we have enjoyed over the last 41 years and I look forward to working with the Franklin team to expand our franchise in the East Texas area.”

“This merger with Cedar Creek is consistent with our business strategy that allows us to partner with a well-established organization in a rapidly growing community which makes this an ideal fit for Franklin’s personalized community banking approach,” stated Anthony Nocella, Franklin’s president and chief executive officer. “Cedar Creek is a relationship driven, community bank with a strong presence in the growing East Texas market, and will provide us a sound base for continued growth in the region. We will remain true to Cedar Creek’s mission ...being the finest community bank led by Tom Carpenter with local decision making authority.”

In the merger, Cedar Creek shareholders would receive aggregate consideration estimated at approximately $22.6 million, one-half in cash and one-half in shares of Franklin common stock. The bank will maintain its name and will operate as Cedar Creek Bank, a Franklin Family Community Bank. Franklin expects to complete the transaction, which is subject to regulatory approvals, the approval of Cedar Creek Bancshares’ stockholders, and other conditions set forth in the merger agreement, in the fourth quarter 2004. The holders of a number of shares of the Cedar Creek stock sufficient to approve the merger have signed an agreement to vote in favor of the merger. As of December 31, 2004, Cedar Creek Bancshares, Inc. had approximately $104.5 million in assets, $92.3 million in deposits and $11.2 million in stockholders’ equity.

Upon the completion of Franklin’s pending transaction with Cedar Creek Bancshares, Inc., Franklin’s community banking network will expand to 21 community-banking offices.

Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., a Texas state savings bank, is engaged in community banking, mortgage banking, residential construction, and mortgage banker finance. The bank currently operates 16 full service community banking branches throughout Texas, nine in the Tyler/Jacksonville market and seven in the Austin market, four regional residential construction lending offices in Houston, Dallas, Orlando, and Phoenix, and 57 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Contacts:
Investor Relations: Kris Dillon 713-339-8999

Forward-Looking Statements

This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties, and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive.

Investors should carefully consider the aforementioned factors as well as other uncertainties and events.